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                                                                     EXHIBIT 4.5

                          [NeoTherapeutics Letterhead]

                                                                     May 1, 2000

Royal Canadian Growth Fund
c/o Royal Bank Investment Management, Inc.
77 King St. West
Royal Trust Tower, Suite 3800
Toronto, Ontario  M5K 1H1
Attention: Eden Rahim

         Re:      NEOTHERAPEUTICS, INC. (THE "COMPANY").

Gentlemen:

         Reference is made to the Securities Purchase Agreement dated as of April 28, 2000, (the "AGREEMENT"), by and between the Company and the Royal Canadian Growth Fund (the "PURCHASER").

         The Company and the Purchaser hereby agree that notwithstanding anything to the contrary contained in the Agreement, the warranties, representations and covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of the Agreement and the Closing (as defined in the Agreement) until the later of eighteen (18) months following the Closing and the earliest date after the Closing on which the Purchaser owns of record fewer than 250,000 shares of the Company's common stock; provided, however, that in no event shall such representations and warranties survive beyond the applicable statutory limitation; and provided, further, that such representations and warranties are only made as of the date of such execution and delivery and as of such Closing.

         Except as expressly provided in the preceding paragraph, the Agreement remains in full force and effect in accordance with their terms.

         This letter shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. This letter may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

         Please indicate your agreement with the foregoing by executing a countersigned copy of this letter and returning the same to our attention, whereupon effective immediately thereafter this letter shall become a legally valid and binding agreement between the Purchasers and the Company.


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         NEOTHRAPEUTICS, INC.


By:      /s/ Samuel Gulko
         ---------------------------
         Samuel Gulko
         Chief Financial Officer


Agreed and accepted
May 2, 2000

         ROYAL CANADIAN GROWTH FUND


         By:      /s/ Eden Rahim
                  --------------------------
         Name:    Eden Rahim
                  --------------------------
         Title:   Portfolio Manager
                  --------------------------